EXHIBIT 10.12

[  ] 2020 TOUR – W – VNUE

TERM SHEET

WHAT

VNUE, Inc, will record and produce live recording for each of the tour dates on the [  ] Tour, and will offer limited edition products for sale on-site at the venue and worldwide via our websites, subject to the approval of the recording in all respects by [  ]. VNUE will provide all equipment and personnel to execute.

PRODUCT CONFIGURATION

•	Double CD sets via DiscLive, retail price $[ ]
•	Download cards, retail price $[ ]
•	Digital downloads via set.fm, retail price $[ ]

ADDITIONAL SALES CHANNELS

•	Double CD set to be offered via [ ] as an “Add-on” at checkout. Retail price to customer, $[ ] – net to VNUE/[ ] @ $[ ].
•	Download Card via [ ] packages, net to VNUE/[ ] @ $[ ]
•	All monies paid directly to VNUE, unless otherwise agreed.

FINANCIAL CONSIDERATION

•	$[ ] K USD Advance to [ ] against [ ] % of Net Sales of all VNUE products, provided VNUE is included in initial and subsequent announcements and all reasonable marketing.

O	[ ] % to [ ], Inc., and [ ] % to [ ]
O	$[ ] K due no later than Jan 10th, 2020
O	$[ ] due no later than March 1st, 2020

•

“Net Sales” mean the aggregate sum of all actual, out-of-pocket third party expenses paid by VNUE as mutually pre-approved by the parties in connection with the VNUE Concert Masters, the Concert Albums and the exploitation of the same including without limitation: (a) all sums payable or costs incurred by VNUE with respect to the Concert venues; (b) the recording and production of the Concert Masters; (c) the Concert Albums, the artwork, and other materials including, but not limited to in-venue posters or handbill fliers); (d) all shipping and storage costs; (f) all credit card or mobile provider service fees; (g) all taxes; (h) all payments to music publishers, venues, and unions and/or union members; (i) all VNUE marketing, promotion, publicity and merchandising materials and expenses, including but not limited to online media, advertising materials, and in-venue materials; and (j) all transportation, accommodation and meal expenses for designated VNUE personnel assigned to the tour by VNUE. Accounting updates will be provided in writing by VNUE to [  ] every 30 days during the tour, and a final full accounting of each territory’s tour leg will be delivered within 15 business days of the final tour date of that leg. Accounting will be subject to audit by [  ]. [  ] may terminate this agreement for breach by VNUE of its obligations hereunder if such breach is not cured within (5) business days after written notice to VNUE.

Understood and Agreed:

VNUE, Inc.		Artist’s Rep (or Artist)

By:	/s/ Zach Blair	By:	/s/
Name:	Zach Bair	Name:
Title:	CEO	Title:
Date:	Jan 9th, 2020	Date: